EXHIBIT 10.2

[BR Letterhead]

[Date]

[Name and Adress]

RE: 2005 Performance Share Unit Plan

Dear [     ]:

I am pleased to inform you that you have been granted [     ] units under the 2005 Performance Share Unit Plan for the performance period beginning January 1, 2005 and ending on December 31, 200     .

The vesting of these units is dependent on the Company’s relative Total Shareholder Return, together with the achievement of its strategic, operating and financial objectives as determined by the Compensation Committee of the Board, which is the plan administrator.

Vesting will occur annually over the performance period beginning with the first vesting date for these units as of December 31, 2005. Up to      of the units will be eligible for vesting each year during the cycle. Any previously unvested units will be eligible for vesting at the end of the Performance Cycle.

Payout of the vested units will occur annually and the value of the units will be determined by the average of BR’s closing stock price over the last twenty trading days of the respective year.

If you voluntarily terminate your employment with the Company before the end of the performance period, you will forfeit all unvested units. Other provisions of the plan apply in the event of a “Change in Control” of the Company.

If you have any questions, please call me.

Sincerely,

[     ]